Exhibit 99.2

Newbury Street II Acquisition Corp Announces Closing of $172.5 Million Initial Public Offering

New York, NY, Nov. 01, 2024 (GLOBE NEWSWIRE) -- Newbury Street II Acquisition Corp (the “Company”) today announced the closing of its initial public offering of 17,250,000 units, which includes 2,250,000 units issued pursuant to the exercise of the underwriter’s  over-allotment option in full. The offering was priced at $10.00 per unit, resulting in gross proceeds of $172,500,000, before deducting underwriting commissions and offering expenses.

The Company’s units began trading on November 1, 2024 on the Nasdaq Global Market (“Nasdaq”) under the ticker symbol “NTWOU.” Each unit consists of one Class A ordinary share and one-half of one redeemable warrant, with each whole warrant entitling the holder thereof to purchase one Class A ordinary share at an exercise price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “NTWO” and “NTWOW,” respectively.

Of the proceeds received from the initial public offering and a simultaneous private placement of units, an aggregate of $173,362,500 (or $10.05 per unit sold in the initial public offering) was placed into a trust account.

The Company is a blank check company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company may pursue an acquisition opportunity in any business or industry.

The Company’s management team is led by Thomas Bushey, its Chief Executive Officer.  In addition, the Company’s Board of Directors includes Chairman Matthew Hong, Jennifer Vescio, Josh Gold and Ted Seides.

BTIG, LLC acted as sole book-running manager and representative of the underwriters in the offering.

The offering was made only by means of a prospectus, copies of which may be obtained from BTIG, LLC, Attention: 65 East 55th Street, New York, New York 10022, or by email: ProspectusDelivery@btig.com.

A registration statement relating to the securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on October 31, 2024. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds and search for an initial business combination. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement and final prospectus for the Company’s initial public offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contacts

Newbury Street II Acquisition Corp.
info@NewburyStreetII.com
(617) 334-2805